EXHIBIT 10.4

RAYONIER

ANNUAL BONUS PROGRAM
(as amended and restated February 26, 2015)

71477348.8 174916-000540

Rayonier
Annual Bonus Program

1. Purpose
This Rayonier Annual Bonus Program (“Bonus Program”) is adopted pursuant to the Rayonier Non-Equity Incentive Plan (the “Plan”) and is the vehicle through which the Compensation and Management Development Committee (the “Committee”) of the Rayonier Board of Directors will make awards to key personnel that have an impact on the Company’s achievement of annual or other short-term Performance Objectives.
The Bonus Program is effective for Performance Periods designated by the Committee until such time as the Bonus Program is modified or terminated.
2. Definitions
For purposes of the Bonus Program, the following terms have the indicated definitions. Terms not defined here have the same meaning as under the Plan.

(a)
“Available Bonus Pool” means with respect to any Performance Period, the sum of the Preliminary Bonus Awards for all Designated Employees excluding Covered Executives, as adjusted by any change made by the Committee pursuant to Section 4(d)(i); provided that, such sum shall not exceed the amount specified in Section 4(a).

(a)	“Bonus Award” means the bonus payable in respect of a specified Performance Period to a Designated Employee determined in accordance with Section 4.

(b)	“Bonus Program” means this Rayonier Annual Bonus Program, as it may be modified from time to time by the Committee.

(c)	“Clawback Policy” has the meaning set forth in Section 8(j).

(d)	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and the applicable regulations thereunder.

(e)	“Rayonier Performance Factor” or “RPF” has the meaning set forth in Section 5.

(f)	“Covered Executive” has the same meaning as set forth in the Plan.

(g)
“Designated Employees” means with respect to any applicable Performance Period, the Covered Executives and other U.S. based employees identified by Salary Grades L1 to L11, or otherwise, as designated by the Committee prior to the end of the first quarter of the Performance Period.

(h)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)	“Performance Period” means the Company’s fiscal year or any other period designated by the Committee with respect to which Bonus Awards are granted.

(j)	“Performance Bonus Award” is the Bonus Award determined in accordance with this Bonus Program and the Plan.

(k)	“Plan” means the Rayonier Non-Equity Incentive Plan, pursuant to which this Bonus Program is adopted, or any successor thereto.

(l)	“Preliminary Bonus Award” means:

71477348.8 174916-000540

(i)
for Designated Employees other than Covered Executives, the product of multiplying (a) the employee’s Target Award times (b) the Rayonier Performance Factor calculated in accordance with Exhibit A; and

(ii)	for Covered Executives, an amount equal to 150% of the executive’s Target Award unless the Rayonier Performance Factor is 0%, in which case the Preliminary Bonus Award will be zero.

(m)	“Target Award” means with respect to a Designated Employee, the amount expressed as a percent of the Designated Employee’s Performance Period base pay earnings.
3. Administration
The Committee shall administer the Bonus Program for all Designated Employees in accordance with the Plan, provided that, as specified in the Committee’s Charter, the Bonus Award for the Chief Executive Officer shall be subject to review and approval by the independent members of the Board of Directors.
Before payment of any Bonus Award is made to a Covered Executive under this Bonus Program, the Committee shall have complied with the provisions of Section 4(d)(iv).
4. Procedures for Establishing and Determining Performance Bonus Awards

(a)
Maximum Bonus Pool for a Performance Period. The aggregate amount payable as Bonus Awards for any Performance Period for all Designated Employees shall not exceed 150% of the sum of the Target Awards for all Executives.

(b)
Setting Performance Goals, Performance Objectives and Target Awards. Within ninety (90) days of the start date of each Performance Period (or by such earlier time as may be required in the future by the applicable provisions of the Code in the case of Covered Executives), the Committee shall:

(i)	Determine the Designated Employees by class or otherwise who will participate in the Bonus Program for the particular Performance Period;

(ii)	Determine the parameters of the Rayonier Performance Factor to be applied for the Performance Period in accordance with Section 5(a) and substantially in the form set forth on Exhibit A;

(iii)
Establish the Target Award for the Performance Period for the Designated Employees covered by the Bonus Program by class or otherwise, including for each Covered Executive, by reference to a percent of base salary by Salary Grade at the end of the performance period as set forth on Exhibit B; and

(c)
Calculation of Performance Bonus Awards. In the case of Designated Employees who are not Covered Executives, individual Performance Bonus Awards are determined based upon the Designated Employee’s Preliminary Bonus Award, adjusted up to +30/-100% based upon the Designated Employee’s performance against identified individual objectives established for each Designated Employee; provided that, the sum of all Performance Bonus Awards for Designated Employees who are not Covered Executives cannot exceed the Available Bonus Pool. Notwithstanding any adjustments recommended in respect of a Designated Employee’s performance against identified individual objectives, the Committee may increase or reduce the final Performance Bonus Award of any Designated Employee who is not a Covered Executive where it deems appropriate, in its sole discretion, subject to the aggregate limitation in Section 4(a) for all Bonus Awards. Covered Executive Performance Bonus Awards are calculated pursuant to (d)(ii) of this Section 4.

71477348.8 174916-000540

(d)	Certification of RPF and Finalization of Bonus Awards. At the end of each Performance Period, the Committee shall:

(i)
Review the calculation of the Available Bonus Pool and the Preliminary Bonus Award payout levels for all Designated Employees covered by the Bonus Program, and if the Committee deems necessary or appropriate, exercise its discretion to increase or decrease the Available Bonus Pool based on such factors as it may deem relevant. Preliminary Bonus Awards of Designated Employees that comprise the Available Bonus Pool will be adjusted proportionately in the event of such a discretionary adjustment. The Committee shall make such adjustments as provided for in Section 4 (c) to individual Performance Bonus Awards to Designated Employees who are not Covered Executives as the Committee deems appropriate in its discretion;

(ii)
With respect to each Covered Executive, determine the reductions if any to the Covered Executives’ Preliminary Bonus Awards based upon the Committee’s review of each Covered Executive’s performance in terms of the RPF and performance against identified individual objectives established for each Covered Executive, with such determination in the sole negative discretion of the Committee;

(iii)	Establish the form of payment and the payment date for Bonus Awards for the Performance Period for Covered Executives as provided in Section 6; and

(iv)
Prior to the payment of a Bonus Award to any Covered Executive, certify by Committee resolution or otherwise in writing, in accordance with the requirements of Section 162(m) of the Code and Section 5(e)(B) of the Plan, whether the material terms for paying such Bonus Award in respect of the Performance Period have been achieved or met.

5. Rayonier Performance Factor

(a)
Criteria for Establishing the RPF. The “Rayonier Performance Factor” shall consist of those Performance Goals permitted under the Plan that are selected by the Committee for the specified Performance Period, and weighted as designated by the Committee for such Performance Period so as to reflect Performance Objectives under the Plan. Such selection and weighting in determining the Rayonier Performance Factor may be changed from time to time by the Committee consistent with the provisions of the Plan in respect of Covered Executives, provided that with respect to a particular Performance Period, the Rayonier Performance Factor shall be established generally prior to the commencement of such Performance Period and in all events not later than the end of the first quarter of any Performance Period.

(b)
Initial RPF Performance Goals and Parameters. The Rayonier Performance Factor shall be computed as specified in Exhibit A hereto until changed by the Committee as provided in Section 5(a), with such adjustments to reported earnings for accounting rule changes, special non-recurring items, discontinued operations, and similar adjustments as are approved by the Committee made so as to provide consistent measurements of continuing performance.

71477348.8 174916-000540

6. Payment of Bonus Awards

(a)
Entitlement to Payments Generally. Subject to Sections 4(d)(iii) and (iv) for Covered Executives, Bonus Awards for a Performance Period shall be paid at such time as designated by the Committee following the closing of the Performance Period and its determination of the final Bonus Awards as provided in Section 4(d), to Designated Employees who are employed by the Company on the payment date or whose employment terminated as a result of death, disability or normal retirement following the end of the applicable Performance Period. The Chief Executive Officer shall determine if a pro-rated Bonus Award shall be paid to any Designated Employee, other than a Covered Executive, whose employment terminated as a result of death, disability or normal retirement during the applicable Performance Period. Except as provided in the previous sentence, the Committee shall determine in its sole discretion if a Bonus Award shall be paid to any Designated Employee who is not employed by the Company on the payment date.

(b)
Employment After Commencing of a Performance Period. Subject to such modifications as may be approved by the Committee, Designated Employees who commence employment after the start of a Performance Period may be granted a Bonus Award determined pro-rata for the term of such employee’s employment during the Performance Period. To the extent a new Designated Employee may become entitled to a Bonus Award hereunder, a Target Award shall be computed for such Designated Employee to reflect such pro-rata participation and the Available Bonus Pool shall be adjusted to reflect such Target Award.

(c)
Form of Payment. Bonus Awards shall be paid in cash, except that Bonus Awards for Covered Executives may be paid in cash, stock, other stock-based or stock-denominated units or any combination thereof as determined by the Committee to the extent permitted by the Plan at the time, and subject to compliance with any applicable listing requirements and securities laws.

(d)
Timing of Payments. Before payment of any Bonus Award is made to a Covered Executive under this Bonus Program, the Committee shall have complied with the provisions of Section 4(d)(iv). It is anticipated that for Designated Employees other than Covered Executives, if authorized by the Committee, payments of Bonus Awards can be based on preliminary data available in the last month of the Performance Period and made shortly after the end of the Performance Period, subject to confirmation following the close of the Performance Period by report to the Committee at its next regularly scheduled meeting following such payments indicating that payment was made in compliance with the terms of the Bonus Program. The time of payment shall be as determined by the Committee, though in all events payment shall be made prior to the end the applicable short-term deferral period under Section 409A of the Code.

7. Termination and Amendment
Subject to the provisions of the Plan, the Committee may terminate or amend the Bonus Program at any time.
8. Other Provisions

(a)
No Designated Employee shall have any claim or right to be granted a Bonus Award under the Bonus Program until such Bonus Award is actually made. Neither the existence of this Bonus Program, nor any action taken hereunder, shall be construed as giving any Designated Employee any right to be retained in the employ of the Company or in any way interfere with or limit the right of the Company to terminate any Designated Employee’s employment

71477348.8 174916-000540

at any time. Nothing contained in this Bonus Program shall limit the ability of the Company to make payments or awards to Designated Employees under any other plan, agreement or arrangement in effect at time the Bonus Program is established or upon a subsequent date.

(b)
No employee shall, at any time, have a right to become a Designated Employee in the Bonus Program for any Performance Period, for any reason, including notwithstanding the individual’s having previously participated in the Bonus Program.

(c)
The Company shall have the right to deduct from a Bonus Award or from any other amounts due the Designated Employee from the Company, any taxes or other amounts required or permitted to be withheld by law.

(d)
No Designated Employee or any other party claiming an interest in amounts earned under the Bonus Program shall have any interest whatsoever in any specific asset of the Company. To the extent that any person or entity acquires a right to receive payments under the Bonus Program, such rights shall be that of an unsecured general creditor of the Company.

(e)	All questions pertaining to the construction, regulation, validity and effect of the provisions of the Bonus Program shall be determined in the sole discretion of the Committee pursuant to the Plan.

(f)
With the exception of payments made following the death of a Designated Employee, the rights and benefits of a Designated Employee hereunder are personal to the Designated Employee and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

(g)
Bonus Awards under this Bonus Program shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

(h)
If any provision of this Bonus Program would cause a Performance Bonus Award not to constitute “qualified performance-based compensation” under Section 162(m) with respect to a Covered Executive, that provision shall be severed from, and shall be deemed not to be a part of, the Bonus Program, in respect of such Covered Executive but the other provisions hereof shall remain in full force and effect.

(i)	In the event that changes are made to Section 162(m) to permit greater flexibility under the Bonus Program, the Committee may make any adjustments it deems appropriate.

(j)
Notwithstanding any other provision in this Plan to the contrary, any Bonus Award issued thereunder and any amount received with respect of any Bonus Award, shall be subject to potential cancellation, recoupment, rescission, payback, or other action in accordance with the terms of the Company’s Clawback Policy as in effect from time to time (the “Clawback Policy”.

(k) This Bonus Program is governed by the Plan, and the Committee reserves the full discretion provided for under the Plan in administering this Bonus Program.
9. Adoption Date
This Bonus Program was first adopted by the Committee on December 9, 2004 with application for Performance Periods commencing January 1, 2005, and amended and restated as herein provided on February 26, 2015, with application for Performance Periods commencing January 1, 2015.
Administration
February 2015

71477348.8 174916-000540

Exhibit A
RAYONIER
ANNUAL BONUS PROGRAM
METHODOLOGY FOR COMPUTING THE
RAYONIER PERFORMANCE FACTOR
FOR THE 2015 PERFORMANCE PERIOD

2015 Performance Goals	Payout Range
Recurring Cash Flow (“RCF”) divided by Budget RCF	0% - 120%
Strategic / Quality of Earnings Multiplier (as reviewed and approved by the Committee)	+/-30%

* Recurring Cash Flow is defined as Cash Available for Distribution (“CAD”) plus interest expense (to exclude capital structure decisions) less stock-based incentive compensation expense.

Computation of the Rayonier Payout Factor (“RPF”):

▪	Determine the RCF payout using the table below, interpolating values between the threshold, target and maximum levels.
Threshold    Target    Maximum
Factor    80%    100%    110%
Financial Payout    40%    100%    120%

▪
Once the Committee has determined the strategic/quality of earnings payout multiplier ranging from -30% to +30%, add the strategic payout multiplier percentage results to the financial payout percentage results to determine the RPF. With the strategic/quality of earnings multiplier the payout can range from 0-150%.

71477348.8 174916-000540